Secretary’s Certificate

April 3, 2001

I, William E. Murray, hereby certify:

1.             That as of April 3, 2001, I am the duly elected Secretary of Vysis, Inc., a Delaware Corporation (the “Company”), and that I have held that position since March 1994.

2.             That on April 3, 2001, the Company’s Board of Directors duly adopted by Consent Resolution the following:

                “FURTHER RESOLVED, that Article III, Section 2 of the Company’s Bylaws is amended to state that the number of directors “shall not be less than three nor more than eleven”, with no other changes made to the Bylaws;”

/s/ William E. Murray
William E. Murray
Secretary
Vysis, Inc. (a Delaware Corporation)